Prospectus Supplement No. 1 dated              Filed pursuant to Rule 424(b)(3)
September 30,2004
(To Prospectus dated August 18, 2004)          SEC File No.333-117948


                              PROSPECTUS SUPPLEMENT
                            [Euronet Worldwide Logo]
                             Euronet Worldwide, Inc.
                         477,466 shares of Common Stock

      This prospectus supplement relates to the offer and sale of shares of our common stock by selling stockholders. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 18, 2004.

      Our common stock is listed on the Nasdaq National Market under the symbol "EEFT."

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is September 30, 2004.

      The information set forth below supplements or supercedes in part the information contained under the caption "Selling Stockholder" in our prospectus.

      Charles Stimson transferred certain shares of Euronet stock and the right to receive certain additional shares of Euronet stock covered by the prospectus in a private transaction to Brady Beshear.

      Mr. Beshear did not have a material relationship with us during the three years prior to our acquisition of shares of CPI on July 6, 2004 and has not had a material relationship with us since that date.

      The table below shows the number of shares owned by the selling stockholders based upon information they have provided to us as of September 27, 2004. These numbers do not reflect the impact of any adjustments or limitations described in the prospectus and this prospectus supplement. We cannot estimate the number of shares the selling stockholders will hold after completion of this offering because they may sell all or a portion of the shares and there are currently no agreements, arrangements or understandings with respect to the number of shares to be sold by them. We have assumed for purposes of this table that none of the shares offered will be held by the selling stockholders after the completion of this offering.

------------------------------------------------------------------------
                                Number of
                               Additional
                                Shares of
                                 Common
                               Stock That                   Number of
                  Number of      May Be       Number of     Shares of
                  Shares of     Issued or     Shares of    Common Stock
                Common Stock   Transferred   Common Stock   Owned Upon
    Name of      Owned Prior     to the        Offered      Completion
    Selling        to this       Selling     Under this      of the
  Stockholder     Offering     Stockholder   Prospectus     Offering
------------------------------------------------------------------------
Charles Stimson  123,254(1)    253,494(2)      376,748         -0-
------------------------------------------------------------------------
Brady Beshear     32,868(1)     67,850(3)      100,718         -0-
------------------------------------------------------------------------
     TOTAL       156,122(1)      321,344       477,466         -0-
------------------------------------------------------------------------

(1) The 156,122 shares consist of 125,794 shares issued to Mr. Stimson as the First Stock Payment (as defined in the prospectus) and 30,328 additional shares issued to Mr. Stimson as the Stock Payment True-Up Shares (as defined in the prospectus) payable with respect to the First Stock Payment. Mr. Stimson transferred 32,868 of these shares to Mr. Beshear.

(2) The shares set forth include (a) 98,844 shares of our common stock representing Mr. Stimson's share of the Escrow Shares, (b) 44,915 shares of our common stock representing Mr. Stimson's share of the Stock Payment True-Up Shares, based upon current estimates, (c) 33,317 shares of our common stock representing Mr. Stimson's share of the Net Asset Payment Shares, based upon current estimates, and (d) 76,418 shares of our common stock representing Mr. Stimson's share of the Earn Out Shares, based upon current estimates.

(3) Based upon information provided to us by the selling stockholders, these shares represent shares which Mr. Stimson is required to transfer to Mr. Beshear if and when such shares are issued to Mr. Stimson by us, pursuant to an agreement between Mr. Stimson and Mr. Beshear. The shares set forth include (a) 26,950 shares of our common stock representing Mr. Beshear's share of the Escrow Shares, (b) 13,467 shares of our common stock representing Mr. Beshear's share of the Stock Payment True-Up Shares, based upon current estimates, (c) 8,329 shares of our common stock representing Mr. Beshear's share of the Net Asset Payment Shares, based upon current estimates, and (d) 19,104 shares of our common stock representing Mr. Beshear's share of the Earn Out Shares, based upon current estimates.

You should rely only on the information contained in or incorporated by reference into the prospectus and this prospectus supplement. We have not authorized anyone to provide you with different information, and you should not rely on any such information. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. You should not assume that the information in the prospectus and this prospectus supplement, and the documents incorporated by reference herein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.























                            [Euronet Worldwide Logo]

                                -----------------
                                 477,466 Shares

                             Euronet Worldwide, Inc.

                                  Common Stock

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                              PROSPECTUS SUPPLEMENT

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                               September 30, 2004